EXHIBIT 1.2
PRICING AGREEMENT
January 27, 2011
The Remarketing Agents listed on Schedule I
Ladies and Gentlemen:
     Reference is made to the Remarketing Agreement, dated as of January 27, 2011 (the “Remarketing Agreement”), among U.S. Bancorp, a Delaware corporation (the “Company”), Deutsche Bank Securities Inc. (“Deutsche Bank”), as Representative for the Remarketing Agents listed on Schedule A thereto (the “Remarketing Agents,” which expression shall include any institution(s) appointed as a Remarketing Agent in accordance with Section 7 thereof), and USB Capital IX, a Delaware statutory trust (the “Trust”), acting through Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Property Trustee of the Trust (the “Property Trustee”), in connection with the remarketing of the securities specified in Schedule II hereto (the “Remarketed Securities”).
     All of the provisions of the Remarketing Agreement are incorporated herein by reference in their entirety, and shall be deemed to be a part of this Pricing Agreement (this “Agreement”) to the same extent as if such provisions had been set forth in full herein. Each reference to the Remarketing Agents herein and in the provisions of the Remarketing Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Remarketing Agreement are used herein as therein defined.
     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Remarketed Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
     Subject to the terms and conditions set forth herein and in the Remarketing Agreement incorporated herein by reference, the Company and the Remarketing Agents agree that: (i) final terms of the Remarketed Securities shall be as specified in Annex A hereto; (ii) pursuant to Section 1(i) of the Remarketing Agreement, the remarketing fee shall be 16.87 basis points (0.1687%) and (iii) “Applicable Time” means 4:00 p.m. (Eastern Time) on January 27, 2011.

     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Remarketing Agreement incorporated herein by reference, shall constitute a binding agreement among each of the Remarketing Agents and the Company.

Very truly yours, U.S. BANCORP
By:	/s/ John C. Stern
	Name:	John C. Stern
	Title:	Senior Vice President

2

Accepted as of the date hereof: DEUTSCHE BANK SECURITIES INC.
By:	/s/ Eric Steifman
	Name:	Eric Steifman
	Title:	Managing Director

By:	/s/ Jason Braunstein
	Name:	Jason Braunstein
	Title:	Managing Director

Accepted as of the date hereof: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Sharon Harrison
	Name:	Sharon Harrison
	Title:	Managing Director

Accepted as of the date hereof: U.S. BANCORP INVESTMENTS, INC.
By:	/s/ Stephen Philipson
	Name:	Stephen Philipson
	Title:	Managing Director

SCHEDULE I
TO PRICING AGREEMENT

Remarketing Agents

Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
U.S. Bancorp Investments, Inc.

SCHEDULE II
TO PRICING AGREEMENT
Filed pursuant to Rule 433
January 27, 2011
Relating to
Preliminary Prospectus Supplement dated January 27, 2011 to
Prospectus Dated January 27, 2011
Registration Statement No. 333-150298
Final Term Sheet
$676,378,000
3.442% Remarketed Junior Subordinated Notes due 2016

Issuer:	U.S. Bancorp (“Issuer”)

Securities:	3.442% Remarketed Junior Subordinated Notes
due 2016 (the “Remarketed Notes”)

Aggregate Principal Amount:	$676,378,000

Remarketed Principal Amount:	$676,378,000

Maturity Date:	February 1, 2016

Pricing Date:	January 27, 2011

Settlement Date:	February 1, 2011

Interest Payment Dates:	February 1 and August 1 of each year,
beginning on August 1, 2011. Accrued and
unpaid interest on the Remarketed Notes
from, and including, the last interest
payment date of October 15, 2010 to, but
excluding, February 1, 2011 will be paid by
the Issuer to the record holder of the
Remarketed Notes as of January 15, 2011.

Security Ratings (Expected):	A2 (Moody’s) / BBB+ (S&P) / A (Fitch) / AAL
(DBRS)

Benchmark Treasury:	UST 2.125% due December 31, 2015

Benchmark Treasury Yield:	1.943%

Spread to Benchmark Treasury:	145 bps

Yield to Maturity:	3.393%

Reset Rate:	3.442%

Price to the Public:	100.2253%

Interest Deferral	The Issuer may on one or more occasions,
defer the semi-annual interest payments on
the Remarketed Notes at any time or from
time to time. Any deferral period must end
on an interest payment date and a deferral
of interest payments cannot extend beyond
the maturity date of the Remarketed Notes.
At the end of a deferral period, the Issuer
must pay all interest then accrued and
unpaid, together with any interest on the
accrued and unpaid interest, to the extent
permitted by applicable law. Upon the
termination of any deferral period, or any
extension of the related deferral period,
and the payment of all amounts then due, the
Issuer may begin a new deferral period,
subject to certain limitations.

The Issuer will provide to the indenture trustee and
the paying agent for the Remarketed Notes notice of
its election to begin or extend a deferral period at
least 10 business days prior to the date interest on
the Remarketed Notes would have been payable except
for the election to begin or extend the deferral
period.

During any such deferral period, the Issuer will be
restricted, subject to certain exceptions, from
making certain payments, including declaring or
paying any dividends or making any distributions on,
or redeeming, purchasing, acquiring or making a
liquidation payment with respect to, shares of our
capital stock.

CUSIP / ISIN:	902973 AV8 / US902973AV86

Remarketing Agents:	Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
U.S. Bancorp Investments, Inc.

All terms used and not otherwise defined in this final term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement.
The Issuer has filed a registration statement, including a prospectus, and preliminary prospectus supplement, with the Securities and Exchange Commission for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this remarketing. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer and any Remarketing Agent participating in the offering will arrange to send you the prospectus if you request by calling Deutsche Bank Securities Inc. toll free at 1 (800) 503-4611, Credit Suisse Securities (USA) LLC toll free at 1 (800) 221-1037 or U.S. Bancorp Investments, Inc. toll free at 1 (800) 888-4700 (option #3).
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.